D E R M A  S C I E N C E S

214 CARNEGIE CENTER
SUITE 100
PRINCETON, NJ 08540
TELEPHONE 609 514 4744
TOLL FREE 800 825 4325
FACSIMILE 609 514 0562



June 29, 1998


Mr. John G. Vogel
Ms. Martha A. Crimmins
Mr. Gordon E. Cory
Sunshine Products, Inc.
1149 Reco Drive
St. Louis, MO 63126

Re:  Derma Sciences, Inc. - Sunshine Products, Inc. - Purchase Letter of Intent

Dear John, Martha and Gordon:

This letter sets forth the intent of Derma Sciences, Inc., a Pennsylvania corporation ("Derma Sciences"), to purchase all of the outstanding equity securities of Sunshine Products, Inc., a Missouri corporation ("Sunshine"), in accordance with the terms described hereinbelow (the "Transaction").

This is a non-binding letter of intent save for the obligations of confidentiality described on page 2. With the exception of the foregoing, this letter of intent imposes no contractual or other legal obligations on either party hereto and does not constitute an offer which may be accepted by execution hereof. A binding contract will be created only upon the execution of a purchase agreement together with such other formal documents as may be necessary to consummate the Transaction.

We contemplate the principal terms of the Transaction to be as follows:

Structure
----------

Derma Sciences will purchase all of the issued and outstanding equity securities of Sunshine for a total purchase price of $1.2 million payable at closing of the Transaction.

Each stockholder will receive 25,000 options to acquire Derma Sciences, Inc. stock (75,000 in the aggregate) exercisable at the market value of the stock on the grant date.

Outstanding shareholder loans owed to the shareholders by the Company of approximately $25,000 to be paid at closing.

At closing shareholders would be released from the personal guarantees on all existing loans outstanding.

Transactions Outside the Ordinary Course of Business
------------------------------------------------------
Pending consummation of the Transaction, Sunshine shall not issue additional shares of its securities, declare stock or cash dividends relative to its stock, pay bonuses or extraordinary compensation, purchase or sell assets or incur indebtedness other than in the ordinary course of its business.


Sunshine Executive Contracts
-----------------------------
Prior to consummation of the Transaction, Derma Sciences shall negotiate and execute mutually satisfactory executive employment agreements with John G. Vogel, Martha A. Crimmins and Gordon E. Cory. The employment agreements will include current salary, performance bonus provision, minimum two year term and an anti-relocation clause.


Transaction Expenses
---------------------
Prior to the consummation of the Transaction, each party shall be responsible for its own expenses, of whatsoever nature, relative to the Transaction and the negotiation and examination thereof.


Conditions
-----------
Consummation of the Transaction shall be subject to the following conditions, together with such other terms and conditions as are necessarily incident thereto: (1) execution of a definitive purchase agreement governing the Transaction; (2) successful completion of due diligence by Derma Sciences; (3) approval of the purchase agreement by the board of directors of Derma Sciences;
(4) successful completion of audits of the financial statements of Sunshine, by independent auditors selected by Derma Sciences, for the twelve month periods ending December 31, 1996 and 1997; and (5) the occurrence of no material adverse change in the business operations or financial condition of Sunshine.


Due Diligence
--------------
Immediately following the execution hereof, Sunshine will allow Derma Sciences, its accountants, attorneys and other authorized representatives to review
Sunshine's books, records, financial statements, tax returns, inventory, tangible and intangible assets, material contracts, evidence of liabilities and any and all other material necessary in order for Derma Sciences to satisfy itself as to Sunshine's financial condition and business operations.


Confidentiality
----------------
The parties agree to keep confidential all information regarding the Transaction, and any information obtained in the process of due diligence relative thereto, except to the extent otherwise permitted hereby or required by securities laws or other laws or regulations, and except to the extent otherwise required by legal process or in response to inquiries by governmental officials or agencies.

Public Announcement - Securities Filings
-----------------------------------------
Immediately upon execution hereof, Derma Sciences may: (a) prepare and issue press releases announcing the Transaction, and (b) prepare and file with the Securities and Exchange Commission current reports on Form 8-K disclosing the contemplated Transaction and the principal terms thereof.

Very truly yours,

DERMA SCIENCES, INC.



By:
     Stephen T. Wills, CPA, MST
     Vice President and Chief Financial Officer

Accepted in accordance with the terms hereof.

SUNSHINE PRODUCTS, INC. SHAREHOLDERS




John G. Vogel




Martha A. Crimmins



Gordon E. Cory


RCH:JMH